                                                                   Exhibit 99.1


Contacts:   For Media:     John Calagna
                           (212) 578-6252

            For Investors: Kevin Helmintoller
                           (212) 578-5140

                  METLIFE ANNOUNCES FIRST QUARTER 2003 RESULTS

NEW YORK, May 5, 2003 - MetLife, Inc. (NYSE: MET) today reported first quarter 2003 net income of $362 million, or $0.47 per diluted share, compared with $329 million, or $0.44 per diluted share, for the first quarter of 2002. Net income for the first quarter of 2003 includes after-tax net investment losses of $84 million. First quarter 2002 net income includes after-tax net investment losses of $76 million and income of $5 million from the cumulative effect of a change in accounting for goodwill.

As a result of the conversion of MetLife Capital Trust I's company-obligated mandatorily redeemable securities into long-term debt, $21 million ($0.03 per diluted share) was charged to additional paid-in capital in the first quarter of 2003 and is included in the calculation of net income per share. See "Corporate Events" within this release for additional information related to MetLife Capital Trust I.

MetLife analyzes its performance using a non-GAAP measure called operating earnings. Operating earnings is defined as net income, excluding after-tax net investment gains and losses, and the after-tax impact from the cumulative effect of accounting changes. MetLife believes this measure enhances the understanding and comparability of its performance by excluding the net effect of investment gains and losses, which can fluctuate significantly from period to period, thereby highlighting the results from operations and the underlying profitability drivers of the business.

Operating earnings for the first quarter of 2003 were $446 million, or $0.62 per diluted share, compared with $400 million, or $0.54 per diluted share, for the prior year period.

Total premiums and fees for the first quarter of 2003 were $5.40 billion, up 9% from the prior year period. Total assets under management grew 8% to $307.7 billion at March 31, 2003, compared with $284.9 billion at March 31, 2002, and up 3% from $299.2 billion at December 31, 2002.

"We are pleased with our results this quarter, especially considering the difficult environment in which we are operating. At MetLife, we are beginning to see the positive effects of what has now become a very real flight to quality. This trend, coupled with the power of the MetLife brand and the strength of our people, is enhancing the top-line growth across our businesses," said Robert H. Benmosche, chairman of the board and chief executive officer.

"Although the equity market performance in the first quarter was disappointing, we are encouraged by the performance thus far in the second quarter," added Mr. Benmosche. "And, the credit environment, although still challenging, has improved significantly from 2002. Our results reflect this improvement, as well as our continued prudent stance on impairments last year, with a 46% reduction in gross investment losses and a 21% reduction in the balance of gross unrealized investment losses versus the fourth quarter of 2002."

"The diversification of our businesses and investment portfolio positions us to deliver even stronger results as the economy improves," continued Mr. Benmosche.

A reconciliation from net income and net income per share to operating earnings and operating earnings per share follows:

                                         For the three months ended March 31,
                                         -----------------------------------
                                              2003                2002
                                         --------------       --------------
                                           (Dollars in millions, except per
                                                      share data)
 Net income                              $362     $0.47       $329     $0.44
 After-tax net investment losses          (84)    (0.12)       (76)    (0.10)
 Impact of conversion of securities        --     (0.03)        --        --
 Cumulative effect of change in
   accounting                              --        --          5        --
                                         ----     -----       ----     -----
 Operating earnings                      $446     $0.62       $400     $0.54
                                         ====     =====       ====     =====

After-tax net investment losses of $84 million in the first quarter of 2003 includes $221 million of pre-tax gross investment gains, offset by $357 million of pre-tax gross investment losses (including $268 million of writedowns and $89 million of losses related to sales of available-for-sale securities) and $34 million of losses on derivatives. After-tax net investment losses of $76 million in the first quarter of 2002 includes $545 million of pre-tax gross investment gains, offset by $621 million of pre-tax gross investment losses (including $338 million of writedowns and $283 million of losses related to sales of available-for-sale securities) and $29 million of losses on derivatives.

In 2003, MetLife changed its method of measuring and allocating capital to its operating segments from a risk based capital method to one based on economic capital. While this change impacts the earnings and returns on allocated equity of the company's business segments, it has no impact on MetLife's consolidated results. The company believes that economic capital is a more rigorous model for measuring the risks inherent in its diverse businesses. MetLife did not change its method retrospectively. The impact of this change is quantified in each of the segments below.

FIRST QUARTER SEGMENT RESULTS

For each of the segments, the company provides below a reconciliation from net income to operating earnings. Reconciliations from net income to operating earnings for the product lines within each segment are provided in the financial tables accompanying this release. The discussions for each segment are based on operating earnings.

Institutional Business

                                           For the three months ended March 31,
                                           ------------------------------------
                                                 2003              2002
                                                 ----              ----
                                                  (Dollars in millions)
   Net income                                    $175              $177
   After-tax net investment losses                (44)              (58)
                                                 ----              ----
   Operating earnings                            $219              $235
                                                 ====              ====

Lower investment spreads and a $14 million after-tax increase in pension and other post-retirement benefit costs were partially offset by improved underwriting results in several product lines and an $5 million after-tax increase in earnings on allocated capital.

Institutional Business, which consists of Group Life, Retirement & Savings, and Non-Medical Health & Other product lines, also reports the following highlights (all comparisons are with the quarter ended March 31, 2002, unless otherwise noted):

- Strong top-line growth, with total premiums, fees and other revenues up 12% to $2.44 billion.

- Group Life operating earnings up $10 million to $78 million, due primarily to improved underwriting results.

-  Group Life premiums, fees and other revenues up 7% to $1.34 billion.

- Retirement & Savings operating earnings down $32 million to $82 million, primarily as a result of lower investment spreads and reduced underwriting results, compared with more favorable underwriting results in the year-ago period.

- Premiums, fees and other revenues from Retirement & Savings up 30% to $219 million.

- Retirement & Savings general account liabilities up 9% to $36.2 billion, and up 2% versus December 31, 2002.

- Non-Medical Health & Other operating earnings up $6 million to $59 million, due to improved underwriting results and higher earnings from allocated capital.

- Premiums, fees and other revenues for Non-Medical Health & Other up 15% to $880 million due to continuing growth in Group Long-Term Care, Group Disability and Group Dental.

   - Group Disability premiums, fees and other revenues increased 22% to $241 million.

   -  Group Disability incurred loss ratio was 96.5%, down from 97.2%.

Individual Business

                                            For the three months ended March 31,
                                            ------------------------------------
                                                  2003              2002
                                                  ----              ----
                                                   (Dollars in millions)
   Net income                                     $141              $176
   After-tax net investment gains (losses)         (19)                2
                                                  ----              ----
   Operating earnings                             $160              $174
                                                  ====              ====

Individual Business continues to focus on achieving greater efficiencies of scale through expanded distribution, product innovations and expense reductions. After-tax expense savings of approximately $15 million, coupled with improved investment spreads, were more than offset by the continuing effects of lower equity markets on this segment's variable products, an $8 million after-tax increase in pension and other post-retirement benefit costs, and a $6 million after-tax reduction in earnings on allocated capital.

Individual Business, which is comprised of Traditional Life, Variable & Universal Life, Annuities and Other product lines, also reports the following highlights (all comparisons are with the quarter ended March 31, 2002, unless otherwise noted):

- Total life insurance and annuity statutory premiums and deposits up 23% to $4.56 billion.

- Traditional Life operating earnings down $22 million to $76 million, due to strong underwriting results in the prior year period, higher pension and other post-retirement benefit costs, and lower earnings on allocated capital.

- Traditional Life insurance first year statutory premiums and deposits up 4% to $53 million.

- Variable & Universal Life operating earnings down $2 million to $23 million resulting from increased pension and other post-retirement benefit costs and lower earnings on allocated capital, partially offset by improved investment spreads and expense savings.

- Variable Life first year statutory premiums and deposits down 19% to $91 million.

- Universal Life first year statutory premiums and deposits up 57% to $55 million.

- Annuities operating earnings up $10 million to $50 million due to higher investment spreads and growth in the overall business partially offset by higher guaranteed minimum death benefit claims and lower earnings on allocated capital.

- Annuity statutory deposits up 53% to $2.61 billion, driven by increases in production by MetLife Investors Group, up 106%; MetLife Financial Services, up 17%; New England Financial, up 28%; and MetLife Resources, up 6%.

- Fixed annuity statutory deposits up 58% to $424 million, and down 9% from the fourth quarter 2002.

- Variable annuity statutory deposits up 52% to $2.19 billion, and up 16% from the fourth quarter 2002.

- Operating earnings from the Other product line remained unchanged at $11 million.

Auto & Home

                                         For the three months ended March 31,
                                         -----------------------------------
                                              2003               2002
                                              ----               ----
                                               (Dollars in millions)
   Net income                                  $27               $21
   After-tax net investment losses              (3)               (9)
                                              ----              ----
   Operating earnings                          $30               $30
                                              ====              ====

Auto and Home's earnings continued to benefit from rate increases, as well as expense efficiencies resulting from the completion of the St. Paul personal lines integration. This was partially offset by a $4 million after-tax reduction in earnings on allocated capital. Also, a return to more typical winter weather versus 2002's mild winter was expected, and did suppress earnings growth period over period. Additional highlights include:

- Favorable homeowners claims frequencies, which contributed to a reduction in the Property loss ratio to 50.2%, from 63.2% in the year ago period;

- A $7 million income tax benefit associated with this segment's tax-preferred municipal bond portfolio;

-  Higher Auto claims frequencies in the Northeast from winter weather; and

- An Auto loss reserve strengthening related to older accident years of $30 million after-tax.

International

                                          For the three months ended March 31,
                                          -----------------------------------
                                               2003               2002
                                               ----               ----
                                                (Dollars in millions)
   Net income (loss)                            $28               $(4)
   After-tax net investment losses               --               (23)
   Cumulative effect of change in
     accounting                                  --                 5
                                                ---               ---
   Operating earnings                           $28               $14
                                                ===               ===

International's first quarter 2003 operating earnings benefited $20 million after-tax from the June 2002 acquisition in Mexico of Aseguradora Hidalgo, S.A. This increase was partially offset by a $6 million after-tax reduction in earnings on allocated capital.

Reinsurance

                                         For the three months ended March 31,
                                         -----------------------------------
                                              2003               2002
                                              ----               ----
                                               (Dollars in millions)
   Net income                                  $20                $24
   After-tax net investment gains               --                  2
                                               ---                ---
   Operating earnings                          $20                $22
                                               ===                ===

Reinsurance operations are conducted primarily through Reinsurance Group of America, Incorporated (NYSE: RGA), of which MetLife beneficially owns approximately 59%. Business growth and favorable mortality in RGA's U.S. operations were offset by a $6 million after-tax reduction in earnings resulting from the aforementioned change in MetLife's capital allocation methodology.

Asset Management

                                            For the three months ended March 31,
                                            -----------------------------------
                                                 2003               2002
                                                 ----               ----
                                                  (Dollars in millions)
   Net income (loss)                              $6                $(1)
   After-tax net investment gains (losses)         5                 (2)
                                                  --                 --
   Operating earnings                             $1                 $1
                                                  ==                 ==

A 14% decline in assets under management resulted in lower revenues. A reduction in operating expenses, including staff reductions during 2002, as well as a $2 million after-tax increase in earnings on allocated capital, offset the decline in revenues.

Corporate and Other

                                            For the three months ended March 31,
                                            ------------------------------------
                                                 2003               2002
                                                 ----               ----
                                                   (Dollars in millions)
   Net loss                                      $(35)              $(64)
   After-tax net investment gains (losses)        (23)                12
                                                 ----               ----
   Operating loss                                $(12)              $(76)
                                                 ====               ====

The current period benefited from higher investment income resulting primarily from joint venture earnings (up $18 million after-tax) and earnings related to allocated capital (up $15 million after-tax) partially offset by lower yields on invested assets. In addition, the year-ago period includes a $48 million after-tax settlement provision for General American Life Insurance Company's former Medicare business.

CORPORATE EVENTS

Stock Options Expensed

First quarter 2003 net income and operating earnings reflect a $3 million after-tax expense from MetLife's adoption of the fair-value recognition method of accounting for employee stock options on a prospective basis.

MetLife Capital Trust I

On May 15, 2003, the purchase contracts associated with the MetLife Capital Trust I equity security units will be settled. The company expects the settlement rate to be 2.97 shares of MetLife common stock per purchase contract, which will result in the issuance of approximately 59.8 million common shares on that date. The company will receive approximately $1.0 billion in proceeds from this issuance, which is expected to be used for general corporate purposes.

The weighted average common shares outstanding on a diluted basis used in the calculation of net income and operating earnings per diluted share for the first quarter of 2003 totaled 722.4 million shares. Included in this amount was 22.1 million shares related to the above-mentioned stock issuance, which is determined using the treasury method.

As a result of the settlement of the purchase contracts and the issuance of the common shares, the company expects weighted average common shares outstanding on a diluted basis to total approximately 730 million shares in the quarter ending June 30, 2003 and approximately 760 million shares for periods thereafter, assuming no share repurchases or issuances.

Earnings Conference Call

MetLife will hold its first quarter 2003 earnings conference call and audio Webcast on Tuesday, May 6, 2003, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and Internet. To listen over the telephone, dial (612) 326-1003 (domestic and international callers). To listen to the conference call over the Internet, visit www.metlife.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site at least fifteen minutes prior to the call to register, and/or download and install any necessary audio software.

The conference call will be available for replay via telephone and Internet beginning at 11:30 a.m. (ET) on Tuesday, May 6, 2003, until Tuesday, May 13, 2003, at 11:59 p.m. (ET). To listen to a replay of the conference call over the telephone, dial (320) 365-3844 (domestic and international callers). The access code for the replay is 680861. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve approximately 12 million individuals in the U.S. and companies and institutions with 37 million employees and members. It also has international insurance operations in 12 countries.

                                      # # #

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the company's operations and financial results and the business and the products of the company and its subsidiaries, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.

Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) unanticipated changes in industry trends; (iv) the company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (v) deterioration in the experience of the "closed block" established in connection with the reorganization of Metropolitan Life Insurance Company; (vi) catastrophe losses; (vii) adverse litigation or arbitration results; (viii) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company's products or services; (ix) downgrades in the company's and its affiliates' claims paying ability, financial strength or debt ratings; (x) changes in rating agency policies or practices; (xi) discrepancies between actual claims experience and assumptions used in setting prices for the company's products and establishing the liabilities for the company's obligations for future policy benefits and claims; (xii) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xiii) the effects of business disruption or economic contraction due to terrorism or other hostilities; and (xiv) other risks and uncertainties described from time to time in the company's filings with the Securities and Exchange

Commission, including its S-1 and S-3 registration statements. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For a copy of MetLife's Quarterly Financial Supplement, please visit www.metlife.com.

                                  MetLife, Inc.
                        Consolidated Statements of Income
                                    Unaudited
                          (Dollar amounts in millions)

                                                                       Three months ended March 31,
                                                                       ----------------------------
                                                                         2003                 2002
                                                                         ----                 ----


Premiums                                                                $ 4,838              $ 4,481
Universal life and investment-type product policy fees                      566                  457
Net investment income                                                     2,897                2,762
Other revenues                                                              298                  367
Net investment losses (net of amounts allocable from
      other accounts of ($38) and ($13), respectively                      (222)                 (92)
                                                                        -------              -------
          Total revenues                                                  8,377                7,975
                                                                        -------              -------

Policyholder benefits and claims (excludes amounts
      directly related to net investment losses of
      ($28) and ($7), respectively)                                       4,953                4,618
Interest credited to policyholder account balances                          747                  714
Policyholder dividends                                                      503                  497
Other expenses (excludes amounts directly related to
      net investment losses of ($10) and ($6), respectively)              1,749                1,653
                                                                        -------              -------
          Total expenses                                                  7,952                7,482
                                                                        -------              -------

Income from continuing operations before provision for income taxes         425                  493
Provision for income taxes                                                  121                  186
                                                                        -------              -------
Income from continuing operations                                           304                  307
Income from discontinued operations, net of income taxes                     58                   17
                                                                        -------              -------
Income before cumulative effect of change in accounting                     362                  324
Cumulative effect of change in accounting                                  --                      5
                                                                        -------              -------
Net income                                                              $   362              $   329
                                                                        =======              =======


RECONCILIATION OF NET INCOME TO OPERATING EARNINGS

Net income                                                              $   362              $   329
      Net investment losses (1)                                            (170)                (105)
      Minority interest - net investment losses                               4                    1
      Adjustments to net investments losses (2)                              38                   13
      Net investment losses tax benefit                                      44                   15
                                                                        -------              -------
After-tax net investment losses                                             (84)                 (76)
Cumulative effect of accounting change for SFAS 142                        --                      5
                                                                        -------              -------
Operating earnings                                                      $   446              $   400
                                                                        =======              =======



(1) In accordance with the Statement of Financial Accounting Standards No. 144 ("SFAS 144"), a recently issued accounting standard pertaining to long-lived assets, income related to the company's real estate sold and held for sale is classified as discontinued operations. Included in net investment losses for the three months ended March 31, 2003 and 2002 are investment gains of $90 million and zero, respectively. This presentation differs from the presentation required by SFAS 144.

(2) Adjustments to investment losses include amortization of deferred policy acquisition costs, charges and credits to participating contracts, and adjustments to the policyholder dividend obligation resulting from net investment gains and losses.

                                  MetLife, Inc.
                              Financial Highlights
                                    Unaudited

     (Dollar amounts in millions, except per share data or unless otherwise noted)

                                                                                At or for the three months
                                                                                    ended March 31,
                                                                                    ---------------
                                                                                  2003           2002
                                                                                  ----           ----
Other Financial Data:
  Net income                                                                    $  362         $  329
  Operating earnings                                                            $  446         $  400
  Total assets under management (billions)                                      $  308         $  285

Individual Business Sales Data:
  Total first year statutory life premiums and deposits                         $  212         $  200
  Variable and Universal life first year statutory premiums and deposits        $  159         $  149
  Total annuity statutory deposits                                              $2,611         $1,704
  Mutual fund sales                                                             $  797         $  997

Earnings per Share Calculation:
  Weighted average common shares outstanding - diluted                           722.4          739.5
  Operating earnings per share - diluted                                        $ 0.62         $ 0.54
  Net income per share - diluted                                                $ 0.47 (3)     $ 0.44


(3) Accounting standards require gains or losses resulting from the redemption of a subsidiary's redeemable preferred stock to be recorded in additional paid-in capital. However, such gains or losses are included in the calculation of net income per share. During the first quarter of 2003, net income per share includes a $21 million ($0.03 per diluted share) charge associated with the Company's conversion of company-obligated manditorily redeemable securities issued by MetLife Capital Trust I into long-term debt.

                                  MetLife, Inc.
                               Balance Sheet Data
                                    Unaudited
                          (Dollar amounts in millions)


                                                                                  March 31,    December 31,
                                                                                   2003           2002
                                                                                   ----           ----
Balance Sheet Data:
  General account assets                                                         $ 226,238      $ 217,692
  Separate account assets                                                           60,620         59,693
                                                                                 ---------      ---------
    Total assets                                                                 $ 286,858      $ 277,385
                                                                                 =========      =========

  Policyholder liabilities (including amounts of closed block)                   $ 168,929      $ 165,242
  Short-term debt                                                                    2,441          1,161
  Long-term debt                                                                     5,481          4,425
  Other liabilities                                                                 31,071         28,214
  Separate account liabilities                                                      60,620         59,693
                                                                                 ---------      ---------
    Total liabilities                                                              268,542        258,735
                                                                                 ---------      ---------

  Company-obligated mandatorily redeemable capital securities                          277          1,265
                                                                                 ---------      ---------

  Common stock, at par value                                                             8              8
  Additional paid-in capital                                                        14,952         14,968
  Retained earnings                                                                  3,169          2,807
  Treasury stock                                                                    (2,402)        (2,405)
  Accumulated other comprehensive income                                             2,312          2,007
                                                                                 ---------      ---------
    Total stockholders' equity                                                      18,039         17,385
                                                                                 ---------      ---------
    Total liabilities and stockholders' equity                                   $ 286,858      $ 277,385
                                                                                 =========      =========

                                  MetLife, Inc.
                               Operating Earnings
                                    Unaudited
                          (Dollar amounts in millions)


                                                                        Three months ended March 31,
                                                               ----------------------------------------------
                                                                   2003            2002             2002
                                                               As Reported      As Reported      Pro Forma(4)
                                                               -----------      -----------      ------------
Institutional Operations
      Group Life                                                  $  78            $  68            $  70
      Retirement & Savings                                           82              114              118
      Non-Medical Health & Other                                     59               53               58
                                                                  -----            -----            -----
          Total Institutional Operations                            219              235              246
                                                                  -----            -----            -----
Individual Operations

      Traditional Life                                               76               98               92
      Variable & Universal Life                                      23               25               20
      Annuities                                                      50               40               35
      Other                                                          11               11               12
                                                                  -----            -----            -----
          Total Individual Operations                               160              174              159
                                                                  -----            -----            -----
Auto & Home

      Auto                                                           (4)              15               12
      Property                                                       32               11               12
      Other                                                           2                4                4
                                                                  -----            -----            -----
          Total Auto & Home                                          30               30               28
                                                                  -----            -----            -----


International Operations                                             28               14                8

Reinsurance                                                          20               22               16

Asset Management                                                      1                1                3

Corporate, Other & Eliminations                                     (12)             (76)             (60)

                                                                  -----            -----            -----
          Total Operating Earnings                                $ 446            $ 400             $400
                                                                  =====            =====            =====


(4) The amounts shown as pro forma for the three months ended March 31, 2002 reflect operating earnings that would have been reported had the Company allocated capital based on economic capital rather than on the basis of risk-based capital.

                                  MetLife, Inc.
       Reconciliations of Net Income to Operating Earnings - Product Level
                                    Unaudited

                          (Dollar amounts in millions)

                                                    Three months ended March 31,
                                                    ----------------------------
                                                      2003                2002
                                                      ----                ----

Institutional Operations
      Group Life
          Net income                                  $ 65               $  46
          After-tax net investment losses              (13)                (22)
                                                      ----               -----
          Operating earnings                          $ 78               $  68
                                                      ====               =====

      Retirement & Savings

          Net income                                  $ 57               $  70
          After-tax net investment losses              (25)                (44)
                                                      ----               -----
          Operating earnings                          $ 82               $ 114
                                                      ====               =====

      Non-Medical Health & Other

          Net income                                  $ 53               $  61
          After-tax net investment gains (losses)       (6)                  8
                                                      ----               -----
          Operating earnings                          $ 59               $  53
                                                      ====               =====

Individual Operations
      Traditional Life

          Net income                                  $ 82               $ 125
          After-tax net investment gains                 6                  27
                                                      ----               -----
          Operating earnings                          $ 76               $  98
                                                      ====               =====

      Variable & Universal Life

          Net income                                  $ 18               $  27
          After-tax net investment gains (losses)       (5)                  2
                                                      ----               -----
          Operating earnings                          $ 23               $  25
                                                      ====               =====

      Annuities

          Net income                                  $ 35               $   9
          After-tax net investment losses              (15)                (31)
                                                      ----               -----
          Operating earnings                          $ 50               $  40
                                                      ====               =====

      Other

          Net income                                  $  6               $  15
          After-tax net investment gains (losses)       (5)                  4
                                                      ----               -----
          Operating earnings                          $ 11               $  11
                                                      ====               =====

Auto & Home
      Auto

          Net income                                  $ (6)              $   8
          After-tax net investment gains (losses)       (2)                 (7)
                                                      ----               -----
          Operating earnings                          $ (4)              $  15
                                                      ====               =====

      Property

          Net income                                  $ 31               $   9
          After-tax net investment gains (losses)       (1)                 (2)
                                                      ----               -----
          Operating earnings                          $ 32               $  11
                                                      ====               =====

      Other

          Net income                                  $  2               $   4
          After-tax net investment gains (losses)      --                 --
                                                      ----               -----
          Operating earnings                          $  2               $   4
                                                      ====               =====
